Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

June 11, 2021

AGNC Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814

    Re:    AGNC Investment Corp. Common Stock At-the-Market Offering Program

Ladies and Gentlemen:

We have acted as special United States counsel to AGNC Investment Corp., a Delaware corporation (the “Company”), in connection with the Company’s sale of up to $1,250,000,000 aggregate offering price of shares (the “Securities”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to (i) the Sales Agreement, dated June 11, 2021, between Goldman Sachs & Co. LLC, as agent and/or principal and the Company (the “GS Sales Agreement”), (ii) the Sales Agreement, dated June 11, 2021, between BTIG, LLC, as agent and/or principal and the Company (the “BTIG Sales Agreement”), (iii) the Sales Agreement, dated June 11, 2021, between Citigroup Global Markets Inc., as agent and/or principal and the Company (the “Citigroup Sales Agreement”), (iv) the Sales Agreement, dated June 11, 2021, between Credit Suisse Securities (USA) LLC, as agent and/or principal and the Company (the “CS Sales Agreement), (v) the Sales Agreement, dated June 11, 2021, between J.P. Morgan Securities LLC, as agent and/or principal and the Company (the “J.P. Morgan Sales Agreement”), (vi) the Sales Agreement, dated June 11, 2021, between JMP Securities LLC, as agent and/or principal and the Company (the “JMP Sales Agreement”), (vii) the Sales Agreement, dated June 11, 2021, between Keefe, Bruyette & Woods, Inc., as agent and/or principal and the Company (the “Keefe Sales Agreement”), (viii) the Sales Agreement, dated June 11, 2021, between Morgan Stanley & Co. LLC, as agent and/or principal and the Company (the “MS Sales Agreement”), (ix) the Sales Agreement, dated June 11, 2021, between RBC Capital Markets, LLC, as agent and/or principal and the Company (the “RBC Sales Agreement”) and (x) the Sales Agreement, dated June 11, 2021, between Virtu Americas LLC, as agent and/or principal and the Company (together with the GS Sales Agreement, the BTIG Sales Agreement, the Citigroup Sales Agreement, the CS Sales Agreement, the J.P. Morgan Sales Agreement, the

AGNC Investment Corp.
June 11, 2021

JMP Sales Agreement, the Keefe Sales Agreement, the MS Sales Agreement and the RBC Sales Agreement, the “Sales Agreements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-3 (File No. 333-257014) of the Company relating to the Securities and other securities of the Company filed on June 11, 2021 with the Securities and Exchange Commission (the “Commission”) under the Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    the prospectus, dated June 11, 2021 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)    the prospectus supplement, dated June 11, 2021 (together with the Base Prospectus, the “Prospectus”) relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)    executed copies of each of the Sales Agreements;

(e)    an executed copy of a certificate of Kenneth L. Pollack, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)    a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) certified by the Secretary of State of the State of Delaware as of June 11, 2021, and certified pursuant to the Secretary’s Certificate;

(g)    a copy of the Company’s bylaws, as amended and in effect as of the date hereof (the “Bylaws”) and certified pursuant to the Secretary’s Certificate; and

(h)    a copy of certain resolutions of the Board of Directors of the Company, adopted on June 10, 2021, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion

AGNC Investment Corp.
June 11, 2021

stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Sales Agreements.

    In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Sales Agreements. We have assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by New York law which are listed in Part II of the Registration Statement or the Company's most recent Annual Report on Form 10-K).

    We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

    Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Sales Agreements, will be validly issued, fully paid and nonassessable provided that the consideration therefor is not less than $0.01 per share.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP